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                        AMENDMENT NO. 6 TO MODACAD, INC.
                             1995 STOCK OPTION PLAN,



     The text of Section 8(d)(ii) ("Termination of Status as an Employee") of the ModaCAD, Inc. 1995 Stock Option Plan, as previously amended by Amendment No. 1 dated November 26, 1996; Amendment No. 2 dated June 10, 1997; Amendment No. 3 dated April 8, 1998; Amendment No. 4 dated July 2, 1998; and Amendment No. 5 dated July 16, 1999 (as so amended, the "Plan"), is hereby amended to read in its entirety as follows:


          (ii) Termination of Status as an Employee. If an Optionee ceases to serve as an Employee or a consultant for any reason other than death, Disability or Termination for Cause, and thereby terminates his or her Continuous Employment with the Company or status as a consultant, to the extent that such Optionee was entitled to exercise the Option at the date of such termination, such Optionee shall have the right to exercise the Option at any time within 90 days subsequent to the last day of such Optionee's Continuous Employment with the Company or status as a consultant (unless at any time prior to the termination of Continuous Employment, the Board specifies a longer period, not to exceed the term of the Option set forth in the Option Agreement). To the extent that such Optionee was not entitled to exercise the Option at the date of the terminating event, or if such Optionee does not exercise such Option (which such Optionee was entitled to exercise) within the time specified herein, the Option shall terminate. In the event that any Optionee's Continuous Employment with the Company or status as a consultant terminates due to death or Disability, to the extent that such Optionee was entitled to exercise the Option at the date of such termination, the Option may be exercised any time within 180 days subsequent to the death or Disability of the Optionee (unless at any time prior to the termination of Continuous Employment, the Board specifies a longer period, not to exceed the term of the Option set forth in the Option Agreement). To the extent that such Optionee was not entitled to exercise such Option at the date of his or her termination due to death or Disability, or if such Option is not exercised (to the extent it could be exercised) within the time specified herein, the Option shall terminate. If an Optionee's Continuous Employment with the Company or status as a consultant terminates due to his or her Termination for Cause, his or her Option shall terminate as of the date of such Termination for Cause to the extent not exercised as of such date.

     Dated: October 26, 1999

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